Agreement about joint work

March 21, 2011

Agreement by and between Royal Bees Company a Nevada corporation , hereinafter referred to as " shipper ," and Development Capital Group Inc. Florida corporation , hereinafter referred to as "Dispatcher ";

RECITALS:

A. Shipper would like to have a confidence round all year in transportation opportunity to delivery beehives from place to place.

B. Dispatcher is a company that find a motor contract carrier of property as more fully identified below, authorized to transport general commodities, with usual exceptions, between points in the United States and is qualified and competent to provide service to Shipper under this Agreement.

AGREEMENT:

1. MUTUAL OBLIGATION OF PARTIES: Shipper agrees to offer for shipment and Dispatcher agrees to find transport by suitable motor truck equipment, such quantities of commodities as sipper may require. Dispatcher’s services and this contract are designed to meet the needs of the Shipper.

2. RATES AND COMMISSION: For its performance hereunder, Dispatcher shall bill Shipper as to each shipment a net rate. A net rate shall be the sum agreed upon between Dispatcher and Shipper as to each shipment or series of shipments under this Agreement, as evidenced by a load memo prepared by Shipper. The net rate shall be Dispatcher’s full, complete and exclusive compensation under this Agreement. Shipper shall have the right to determine the gross charges charged to the Dispatcher, Owner, or other freight payer.

The maximum net rate to be paid to Dispatcher will be as provided on Schedule A.

3. INDEPENDENT CONTRACTOR: The relationship of Dispatcher to Shipper shall, at all times, be that of an independent contractor. The relationship of Dispatcher and Shipper shall be nonexclusive. Dispatcher 's employees or leased operators shall not be deemed the employees or agents of Shipper for any purpose. Dispatcher shall have sole responsibility to determine and direct the manner, method and course of performing transportation service.

4. REASONABLE DISPATCH: Upon tender of shipments under this Agreement Dispatcher agrees to find Carriers for transport with reasonable price.

5. CARGO LIABILITY: As between Dispatcher and Shipper, Dispatcher hereby assumes all liability for loss or damage to shipments, or claims of any Shippers, Owners, or Receivers; and while in Dispatcher’s custody or control, Dispatcher shall be an insurer as to the shipment for the benefit of the Shippers or the Owners of the goods in shipment.

6. INDEMNIFICATION AND INSURANCE: Dispatcher covenants and agrees to indemnify and hold harmless Shipper from and against loss, damage, injury or claims asserted by any and all persons, including but not limited to, third parties, any Shipper, any Owner, or employees of Dispatcher which claims may arise in connection with Dispatcher’s performance under this Agreement.

At its sole expense, Dispatcher shall procure and maintain at all times legal liability cargo insurance on all shipments in an amount acceptable to Shipper; Dispatcher shall further maintain at all times, in amounts as required by the United States Department of Transportation, property damage and public liability insurance on all vehicles and its operations in connection with performance under this Agreement. Dispatcher shall furnish Shipper acceptable written evidence of all insurance coverage.

7. DISPATCHER AUTHORITY AND COMPLIANCE WITH LAWS: Dispatcher represents and warrants that it is engaged in the business of a motor contract carrier and that it possesses, and shall provide Carrier in full force and effect at all times, all of the necessary federal and state permits, licenses, and operating authorities to enable it to lawfully serve Shipper and its customers as a motor contract carrier pursuant to this Agreement, and that it is fully qualified and adequately equipped to perform the motor carrier service it is obligated to provide hereunder.

8. BILLING AND PAYMENT: Dispatcher agrees to invoice Shipper the amount of net rates for all transportation under this Agreement; the billing of net rates shall be Dispatcher's agreed compensation, consistent with Shipper's records. Shipper agrees to pay Dispatcher all net rates within thirty (30) days after receipt of proof of shipment delivery and receipt of Dispatcher’s invoice. Also Shipper pay Dispatcher % from gross cargo amount if Dispatcher will find Carrier for transportation service at least 2.5% -5 % for specific equipments as flat bad, reefer, forklift ...

9. SHIPPING DOCUMENTS: Dispatcher shall issue all bills of lading or shipping documents in its name, as Dispatcher. This Agreement shall control over any inconsistent terms of any bill or other document.

10. TERM AND TERMINATION: This Agreement shall be and remain in effect continuously from its date until canceled by either party upon not less than thirty (30) days' prior written notice to the other for a period of 3 years.

11. NON-INTERFERENCE AND INTERPRETATION: Dispatcher agrees not to interfere with Shipper's contractual rights with somebody and will not directly solicit or contract with same during the term of this Agreement.

12. GOVERNING LAWS AND JURISDICTION: This Agreement shall be interpreted in accordance with the laws of the State of California and Florida the Interstate Commerce Act, as amended.

13. ATTORNEY FEES: The parties agree that in the event suit or action is commenced to enforce this agreement, the prevailing party will be entitled to attorney fees at trial and on appeal.

14. EXECUTION: The parties have entered into this Agreement by and through their duly authorized representatives, this 15 day of March, 2011.
SHIPPER	DISPATCHER

PO Box 13026	101 Plaza Real Sout, Suite 201 South
Carlsbad, CA 92013-0026	Boca Raton, FL 33432
EIN 27-3746561

/s/ Vladimir Lashevskiy	/s/ Andriy Korobkin
Vladimir Lashevskiy	Andriy Korobkin
Owner	Director

RATE IN DOLLARS AND CENTS PER LOADED MILE FREIGHT ALL KINDS, for the account of Royal Bees Company .

NOTE A: The rate named below is a maximum rate. The Dispatcher may negotiate any rate with the Shipper, provided the negotiated rate does not exceed the rate named herein. A rate confirmation will be faxed from or to the shipper showing the rate to be charged for each shipment. This confirmation must be signed by an authorized representative of both the shipper and dispatcher.

NOTE B: Subject to a maximum weight of 80,000 pounds.

NOTE C: All monies paid to the dispatcher will be in the U.S. currency

NOTE D: Accessorial charges, such as, stops in transit, loading, unloading, pallet exchange, reconsignment and etc., will be negotiated between the broker and carrier at the time of shipment.

MAXIMUM RATE

The United States (except AK and HI) $ 2.50 per one mile.